Shareholder meeting

The Fund held a Special Meeting of Shareholders on March 26, 2013. The following proposal was considered by the shareholders:

Proposal: To approve a new subadvisory agreement for John Hancock Tax-Advantaged Dividend Income Fund between John Hancock Advisers, LLC and Analytic Advisors, LLC:

THE PROPOSAL PASSED ON March 26, 2013.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES

16,299,037.882	472,378.254	608,726.731	2,919,818.000

Tax-Advantaged Dividend Income Fund (HTD)

The Fund held a Special Meeting of Shareholders on March 26, 2013. The following proposal was considered by the shareholders:

Proposal: To approve a new subadvisory agreement for John Hancock Tax-Advantaged Dividend Income Fund between John Hancock Advisers, LLC and Analytic Advisors, LLC:

FOR	AGAINST	ABSTAIN	BROKER NON-
			VOTES

16,299,037.882	472,378.254	608,726.731	2,919,818.000

The Fund held its Annual Meeting of Shareholders on November 9, 2012. The following proposal was considered by the shareholders:

Proposal: Election of thirteen (13) Trustees to serve until the expiration of their respective terms as shown below. Each nominee was elected by the Fund’s shareholders and the votes cast with respect to each Trustee are set forth below.

For a Term to Expire in 2016:

	Total Votes for the	Total Votes Withheld
Independent Trustees	Nominee	from the Nominee

Deborah C. Jackson	33,565,855	639,458

James M. Oates	33,562,903	642,410

Steven R. Pruchansky	33,585,679	619,634

Non-Independent Trustee

Craig Bromley	33,469,466	735,847

For a Term to Expire in 2015:

	Total Votes for the	Total Votes Withheld
Independent Trustees	Nominee	from the Nominee

Charles L. Bardelis	33,578,296	627,017

Peter S. Burgess	33,560,510	644,803

Theron S. Hoffman	33,600,410	604,903

Non_Independent Trustee

Warren A. Thomson	33,601,166	604,147

For a Term to Expire in 2014:

	Total Votes for the	Total Votes Withheld
Independent Trustees	Nominee	from the Nominee

William H. Cunningham	33,543,658	661,655

Grace K. Fey	33,605,042	600,271

Hassell H. McClellan	33,555,342	649,971

Gregory A. Russo	33,585,013	620,300

Non-Independent Trustee

James R. Boyle	33,611,390	593,923